Exhibit 99.1

Nevada, Iowa ----- May 11, 2017 Lincolnway Energy, LLC (“ Lincolnway ”) announced its unaudited financial results for the three months ended March 31, 2017.

Results for the 2nd Quarter Fiscal Year 2017

Gross Profit -	$1,131,926
Net Income -	299,746
EBITDA -	$1,258,465

Lincolnway reported net income of $299,746, or $7.13 per unit, for the three months ended March 31, 2017, compared to net loss of $2.7 million, or -$64.81 per unit, for the three months ended March 31, 2016.

Gross profit for the three months ended March 31, 2017 was $1.1 million, compared to a gross loss of $2.0 million for the three months ended March 31, 2016.

EBITDA, which is defined as earnings before interest, income taxes, depreciation, and amortization, was $1.3 million for the three months ended March 31, 2017, compared to -$1.0 million for the three months ended March 31, 2016.

Eric Hakmiller, Lincolnway's President and CEO stated, - “We are experiencing a dramatically better performing plant which we owe a lot of credit to our very dedicated staff and some changes we have made to our process.  The markets have been very tough but we have been able to navigate them successfully to our fourth consecutive positive quarter”.

About Lincolnway Energy, LLC:

Lincolnway is located on approximately 160 acres in Nevada, Iowa, operating a 50 million gallon per year ethanol plant. Lincolnway began producing ethanol in May, 2006.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such statements are identified by terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, Lincolnway has identified in its Annual Report on Form 10-K important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of Lincolnway, including, without limitation, the risk and nature of Lincolnway's business, and the effects of general economic conditions on Lincolnway. The forward-looking statements contained in this Press Release are included in the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Lincolnway further cautions that such factors are not exhaustive or exclusive. Lincolnway does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of Lincolnway.

Financial Results

LINCOLNWAY ENERGY, LLC
Statements of Operations
For the Three Months Ended March 31, 2017 and 2016
(Unaudited)

	2017	2016

Revenue	$27,316,985	$22,463,582
Cost of goods sold	26,185,059	24,502,618
Gross profit (loss)	1,131,926	(2,039,036)

General and administrative expenses	826,092	669,318
Operating income (loss)	305,834	(2,708,354)

Other income (expense):
Interest income	498	1,006
Interest expense	(6,586)	(18,020)
	(6,088)	(17,014)

Net income (loss)	$299,746	$(2,725,368)

Weighted average units outstanding	42,049	42,049

Net income (loss) per unit - basic and diluted	$7.13	$(64.81)

Management uses EBITDA, a non-GAAP measure, to measure Lincolnway’s financial performance and to internally manage its business. Management believes that EBITDA provides useful information to investors as a measure of comparison with peer and other companies. EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. EBITDA calculations may vary from company to company. Accordingly, our computation of EBITDA may not be comparable with a similarly-titled measure of another company.  The following sets forth the reconciliation of net income (loss) to EBITDA for the periods indicated:

	Three Months Ended March 31,		Six Months Ended March 31,
	2017	2016	2017	2016
Net income	$299,746	$(2,725,368)	$2,717,276	$(4,090,074)
Interest income	(498)	(1,006)	(983)	(2,313)
Interest expense	6,586	18,020	29,374	27,073
Depreciation and amortization	952,631	1,729,442	1,876,580	3,404,974

EBITDA	$1,258,465	$(978,912)	$4,622,247	$(660,340)

Summary Balance Sheet

	March 31, 2017	September 30, 2016
	(unaudited)
ASSETS
Cash and cash equivalents	$351,055	$613,139
Derivative financial instruments	364,706	497,677
Trade and other accounts receivable	2,896,003	3,088,958
Inventories	5,274,878	5,726,606
Prepaid expenses and other	290,467	388,567
Total current assets	$9,177,109	$10,314,947
Net property and equipment	38,099,084	34,929,124
Other assets	827,884	841,367
Total assets	$48,104,077	$46,085,438

LIABILITIES AND MEMBERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	3,800,235	5,021,484
Current maturities of notes payable	-	27,571
Total current liabilities	3,800,235	5,049,055
Total long term liabilities	4,092,776	3,542,593
Total members' equity	40,211,066	37,493,790
Total Liabilities and Members' Equity	$48,104,077	$46,085,438

Contact:
Kris Strum, Director of Finance
Lincolnway Energy, LLC
515.817.0153